As filed with the Securities and Exchange Commission on July 16, 2004

Registration No. 333-45747

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_________________

HALLWOOD REALTY PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-2313955 (I.R.S. Employer Identification No.)
400 Centre Street Newton, Massachusetts (Address of principal executive offices)	02458 (Zip Code)

_________________

1995 UNIT OPTION PLAN
FOR
HALLWOOD REALTY PARTNERS, L.P.
(Full title of the plan)

____________________

John C. Popeo
Treasurer and Chief Financial Officer
HRP GP, LLC
400 Centre Street
Newton, Massachusetts 02458
(Name and address of agent for service)

(617) 332-3990
(Telephone number, including area code, of agent for service)

With a copy to:
Richard Teller, Esq.
Sullivan & Worcester LLP
One Post Office Square
Newton, Massachusetts 02109
(617) 338-2800

_________________

DEREGISTRATION OF SECURITIES

        This Post-Effective Amendment No. 1 relates to the Form S-8 (File No. 333-45747) (“Form S-8”) of Hallwood Realty Partners, L.P., a Delaware limited partnership (the “Partnership”), pertaining to the limited partner units of the Partnership, which Form S-8 was filed with the Securities and Exchange Commission and became effective on February 6, 1998. On April 16, 2004, the Partnership, Hallwood Realty, LLC, HRPT Properties Trust (“HRPT”) and HWP LP Acquisition LLC (“HWP LP”) entered into an Agreement and Plan of Merger, as amended on May 11, 2004, pursuant to which HWP LP merged with and into the Partnership and the Partnership continued as the survivor and a wholly-owned subsidiary of HRPT (the “Merger”). The Merger became effective on July 16, 2004 upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

        As a result of the Merger, the units registered on the Form S-8 have been cancelled. Accordingly, the Partnership removes from registration the units of the Partnership registered but unsold under the Form S-8 as of the date this Post-Effective Amendment No. 1 is filed.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, State of Massachusetts, on July 16, 2004.

Hallwood Realty Partners, L.P. By: HRP GP, LLC Its General Partner By: /s/ Adam D. Portnoy Name: Adam D. Portnoy Title: Executive Vice President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Barry M. Portnoy Barry M. Portnoy	Director of HRP GP, LLC, General Partner of Hallwood Realty Partners, L.P.	July 16, 2004
/s/ Gerard M. Martin Gerard M. Martin	Director of HRP GP, LLC, General Partner of Hallwood Realty Partners, L.P.	July 16, 2004